UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2011

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

13125 Danielson Street, Suite 104
Poway, California 92064
 (Address of Principal Executive Offices, Zip Code)

(619) 501-3932
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 28, 2011, Helix Wind, Corp. (the “Company”) received a notice from St. George Investments, LLC, a Illinois limited liability company (“St. George”) notifying the Company that a liquidity default had occurred under the four Convertible Secured Promissory Notes dated March 31, 2011, April 15, 2011, April 30, 2011, May 18, 2011 and May 31, 2011, each in the principal amount of $65,000, made by the Company in favor of St. George (the “Notes”).

As detailed in the notice, commencing on May 2, 2011, the five-day average dollar volume of the Company's common stock was below $10,000 and has remained below $10,000, which created a trigger event under the Notes.  On June 13, 2011, the five day average VWAP was $0.00048 and has remained below $0.0005, which also created a trigger event under the Notes.  As a result of the two trigger events, the outstanding amount of the Notes was increased by 25% and then again by 25%; the interest rate under the Notes increased to 15%; and the balance of the Notes, as increased, plus all accrued interest, fees, costs and penalties are due and payable within 30 days of the default notice.  Reference is made to the Company’s Current Report on Form 8-K that was filed with the SEC on January 19, 2011, and the exhibits of that report, for a complete description of the terms and conditions of the Notes and related financing.

Item 8.01.	Other Events

On August 1, 2011, the Company received a Notice of Levy/Enforcement of Judgment from Gordon & Rees LLP in connection with their default judgment against the Company in the amount of $110,938.18 pursuant to which Gordon & Rees LLP seized $62,485 in cash from the Company’s bank account. The Company does not have the cash to pay the judgment and expects the default judgment and Notice of Levy/Enforcement of Judgment to have a material adverse effect on the Company and its assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By: /s/ Kevin Claudio
Name: Kevin Claudio
Title: Chief Financial Officer

Date:  August 3, 2011